EXHIBIT 10.1

3340 PEACHTREE ROAD NE, SUITE 900, ATLANTA, GA 30326
Tel: (404) 842-2600 Fax: (404) 842-2626

LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of the 24th day of January, 2014, by and between Premier Exhibition Management, LLC, a limited liability company organized under the laws of the State of Florida and having its principal place of business at 3340 Peachtree Road NE, Suite 900, Atlanta, Georgia 30326 (“PEM”), on the one hand, and , a Semmel Concerts GmbH, a German entity, having an address at Am Mühlgraben 70, 95445 Bayreuth (“Semmel”) on the other hand.

WHEREAS, Semmel owns certain assets and exhibitry, including replica artifacts related to the King Tutankhamun archaeological site, owns or has obtained licenses for certain intellectual property and other elements and materials used by Semmel in existing exhibitions involving these objects and will develop any new elements as per Section 5(a) below and owns the rights to use the name “The Discovery of King Tut” (together, the “Semmel Assets”),which shall mean the assets listed in Exhibit A);

WHEREAS, PEM and Semmel Concerts GmbH entered into a Cooperation Agreement dated May 13, 2013; and

WHEREAS, Semmel desires to develop a new touring exhibition using the Existing Semmel Assets and other assets provided by Semmel based on the life and archaeological discovery of the King Tutankhamun archaeological site, with a working title of “The Discovery of King Tut” as more fully described in Exhibit A (the “Exhibit”) and PEM desires to promote, tour and exploit the Exhibit in the U.S. and Canada (collectively, the “Territory”); and

WHEREAS, PEM desires to sell tickets to the public in connection with each such Exhibit displayed at various venues in the Territory (collectively, the “Tour,” and each individually, a “Tour Event”), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, PEM and Semmel agree, as follows:

1.	License Rights.

(a) Grant of License.  Semmel hereby grants to PEM during the Term: (i) an exclusive license to utilize the Semmel Assets for the Exhibit, Tour Events and the Tour in the Territory, and  (ii) the exclusive right to exploit ancillary rights in connection with such Semmel Assets, including, without limitation, merchandising, licensing and media exploitation rights in connection with the Tour Events, the Tour(s), and the Exhibit(s) (including in both the Merchandise Store and through the internet) in the Territory.

(b) Exclusivity.  Notwithstanding any other provision in this Agreement, (i) the license and rights granted to PEM under this Agreement with respect to the Exhibits and the Semmel Assets contained in such Exhibits are exclusive; and (ii) each of PEM and Semmel, and their respective owners, affiliates and subsidiaries, shall not, either alone or in concert with others, directly or indirectly, either as an employee, consultant, agent, principal, partner, stockholder (except as a less than 5% stockholder of any publicly traded company), investor, corporate officer, director or in any other individual or representative capacity, engage or participate in, or authorize any other party to engage in or participate in, the promotion and/or production of any exhibition involving replica artifacts of the King Tutankhamun archaeological site or otherwise directly competitive and of substantially similar subject matter during the Term anywhere in the Territory.

2.
Term. The “Term” of this Agreement shall mean the period that commences upon the execution and delivery of this Agreement by all parties and ends five (5) years after the opening date of the first Tour Event or on such other date upon which the Parties shall mutually agree in writing.  In the event of a termination pursuant to Section 16(b) herein, the Term shall extend until the end of the last approved Tour Event.

3.	The Exhibit.

(a) Selection of Venues to Display the Exhibit.  After meaningful consultation with Semmel, PEM shall select the venues at which the Exhibit shall be presented to the public. (Any venue selected by PEM for a Tour Event is referred to individually as a “Venue,” and collectively, as the “Venues.”) Semmel shall approve each venue selected for a Tour Event, which approval shall not be unreasonably withheld and must be given within fifteen (15) business days of a request by PEM which includes the proposed location, dates and a summary of the financial terms of the proposed booking.  The parties acknowledge and agree that the first two venues at San Diego and Kansas City are hereby approved.  In all circumstances, PEM shall have final say in the negotiation of the contract with the Venues for Tour Events.

(b) Routing of Tour Events at Venues.  In consultation with Semmel, PEM shall be entitled to determine the dates in which the Exhibit will be displayed at each of the Venues (i.e., the length of the applicable Tour Event).  PEM shall be solely responsible for securing agreements with the applicable Venues in connection with their respective display of the applicable Exhibit.

(c) Design of Exhibitry, Marketing Material, Websites; Approvals.  Semmel shall design all aspects of the exhibitry and the style guide and artwork for marketing and public relations materials; provided however, that Semmel agrees to consult with PEM in conjunction with any such materials or designs.  Semmel shall provide art ready files for any marketing or public relations materials.  PEM shall have the right to design merchandise, and any websites related to any Exhibit; provided however, that Promoter agrees to consult with Semmel in conjunction with the overall merchandise plan and website design.  PEM shall have the right, but not the obligation, to provide additional marketing materials (or marketing materials developed by its venue partners for which PEM has the right to use).

4.
PEM Obligations.  In addition to such other responsibilities of PEM as are set forth elsewhere in this Agreement, with respect to the Tour or any Tour Event, during the Term, PEM shall, with the Venue partner as appropriate:

(a) secure agreements with the Venues on the Tour in connection with each venue’s presentation of an Exhibit at a Tour Event;

(b) operate and manage each of the Tour Events on a day-to-day basis, with the involvement of Venue partners as appropriate, including (i) all logistics, (ii) advance and on-site ticketing (e.g., establishing on-sale dates for each Tour Event, establishing ticket prices for admission into the Exhibit with the applicable Venue, and arranging for the applicable ticketing agency in conjunction with the applicable Venue); (iii) building the exhibitry at each Venue, under the supervision of Semmel; and (iv) supervising the operations to the extent permitted by the applicable Venue and, as between Semmel and PEM, handling all facility matters with respect to each Exhibit on an as-needed basis; and (v) supervising the operations of the merchandise store at each Venue;

(c) report to Semmel on a monthly basis the total tickets sold, including a breakdown of group sales and advance sales, and ticket and merchandise revenues for the month;

(d) use commercially reasonable efforts to – according to guidelines to be mutually agreed and including sufficient insurance coverage during storage and transportation periods – adequately secure, protect and safe keep the Existing Semmel Assets during storage, transportation and display to the extent PEM and/or its affiliates have possession and control of such Existing Semmel Assets, and until such time as said Existing Semmel Assets have been returned to and received by Semmel;

(e) monitor the condition of the Semmel Assets and, in coordination with Semmel, and according to guidelines to be mutually agreed maintain and/or repair the Semmel Assets;

(f) use commercially reasonable efforts to promote and market the Exhibit in connection with each of the Tour Events in a Tour;

(g) arrange for and oversee the transportation of the Exhibit from one Tour Event to the next throughout the Term according to guidelines to be mutually agreed;

(h) Prepare a budget for all costs for each Tour Event related to the presentation, promotion, marketing and operation of the Exhibit, including foreseeable local costs (e.g. Semmel fly-in supervisors and personnel, additional lighting not paid for by Venues, etc.), shall be subject to a budget (the “Recoupable Budget”). The budget shall be developed by PEM and approved by Semmel in writing or via email sixty (60) days prior to the opening and shall be paid for and recoupable by PEM (or Semmel, in the case of costs paid by Semmel) through the proceeds of the exploitation of the Exhibit and ancillary rights as described in this Agreement. If the Recoupable Budget is exceeded due to (i) agreed-upon changes or (ii) commercially necessary expenditures or events outside the control of the parties not exceeding a cost of 5% over the budgeted line item (“Overages”), then such Overages shall be paid and fully recoupable by the respective party through the proceeds of the Exhibition. For avoidance of doubt, the Recoupable Budget for the first Tour Event shall include the cost of the shipping of the Exhibitry from Germany at the beginning of the Tour and the Recoupable Budget for the last Tour Event shall include the cost of the shipping of the Exhibitry back to Europe after the Tour ends. As outlined in Section 5(c) below, the customs clearance and import of the Exhibit and selection and coordination of a shipping agent will be the sole responsibility and cost of Semmel and the cost of shipping and customs clearance will be paid by PEM, subject to the costs being covered within the Tour Event Recoupable Budget. The Recoupable Budget shall include all Production Costs and all Operating Costs (as defined below) in connection with the Exhibits, subject to the following definitions:

i.
The term “Production Costs” shall mean the actual costs associated with the services, equipment and facilities necessary in order to make the Exhibit ready for display at a Tour Event (e.g., all costs for PEM’s and Semmel’s touring supervisory personnel and crew in connection with the display of the Exhibit at each Tour Event; and any other pre-approved incremental costs incurred by PEM or Semmel in connection with installing and de-installing an Exhibit at a Tour Event, and also including the costs of the rental of audio tour equipment for the Tour).

ii.	The term “Operating Costs” shall mean all costs incurred by PEM or Semmel in performing the operational obligations for the Exhibit pursuant to Sections 4(b)-(e) above.

(i) Provide public liability and property insurance in accordance with the requirements in Section 18; and

(j) return all Semmel Assets to Semmel by no later than thirty (30) days after the  expiration of the Term.

5.	Semmel Obligations. In addition to such other responsibilities of Semmel as are set forth elsewhere in this Agreement, with respect to the Tour and the Exhibit, during the Term, Semmel shall:

(a) fund and provide all costs of every kind associated with developing the Exhibit, including but not limited to in connection with the design, development, licensing, production and fabrication of the Exhibit, including any other elements Semmel determines are necessary or desirable to augment and enhance the existing assets and use them to complete the Tour;

(b) provide one first class Exhibit for the Tour and Tour Events;

(c) complete any necessary customs or import documentation or applications for the import and export of the Semmel Assets and provide any documentation or permits necessary for PEM’s possession of the Semmel Assets while in North America; and

(d) deliver the complete Exhibit including the Semmel Assets to the Venue of the first Tour Event by no later than March 24 , 2014.

6.	Merchandise.

(a) The parties acknowledge that PEM has or will enter into an agreement with Premier Merchandising, LLC (“PM”) to supply the inventory for the Merchandise Store and to operate the Merchandise Store for the Tour Events.  “Merchandise Store” shall mean a merchandise store managed and operated by the Merchandise Company in connection with the applicable Exhibit at each Venue (except as restricted by Venue exclusivity requirements pursuant to which a Venue has granted merchandising rights to a third party merchandiser).

(b) PEM shall use commercially reasonable efforts to secure a commitment from each Venue that the Merchandise Store shall be the only store in such Venue that will be permitted to sell merchandise related to the Exhibit or items in the Exhibit.  PEM and PM may also market and sell merchandise via the internet, including by means of a website(s) established by PEM and/or PM for such sales (the “Online Merchandise Store”).

(c) Semmel grants to PM a license to utilize existing merchandise and exhibition designs in connections with its operation of the Merchandise Store and for no additional cost to PM or PEM, with the exception of books, DVDs and catalogues owned by Semmel.  In the event that PM desires to purchase existing inventory owned by Semmel, Semmel shall sell such merchandise to PM at its most favorable wholesale cost, which cost shall include the cost of Semmel shipping the goods to the Merchandise Company, and such purchases shall be on a consignment basis.  To facilitate the sale of Semmel owned catalogues and DVDs, PEM will assist Semmel in identifying a local printer.  Semmel agrees to purchase the goods in sufficient quantity to achieve best wholesale cost, as agreed by PEM and Semmel, and PEM and PM agree to carry such items in the Merchandise Store on a consignment basis at a 40% discount from retail for books and DVDs and a 60% discount for catalogues.  PM agrees to warehouse the catalogue and DVD inventory for no additional charge during the Tour.

7.	Compensation.

(a) Net Profits.  As used herein, “Net Profits” shall mean “Gross Exhibit Revenues” less “Cost of Goods Sold.”  “Gross Exhibit Revenues” shall include all revenues from tickets, sponsorships and other ancillary revenue streams and shall include amounts paid by the Venue for reimbursement of Production Costs.  “Cost of Goods Sold” shall include only (i) sales admission taxes, (ii) credit card fees and charges, (iii) returns, (iv) sponsorship commissions as permitted herein and (v) any costs incurred and included in an approved Recoupable Budget.  Net Profits shall not include merchandise revenue.  To the extent amounts included in (vi) herein are not fully paid for one Tour Event, they shall be considered Cost of Goods Sold and repaid from Gross Exhibit Revenues for the next Tour Event.

(b) Division and Payment of Net Profits.  The parties shall establish a pool for each of the individual Tour Events (the “Tour Event Revenue Pool”) which shall include Net Profits resulting from or attributable to that Tour Event. The parties hereby agree to the following division of Tour Event Net Profits:

i.
PEM and Semmel shall first be paid any costs incurred and paid pursuant to an approved Recoupable Budget that were not paid for or reimbursed by the museum or other venue or any other party (equivalent to the Cost of Goods Sold deduction provided in Section 7(a)(vi) above);

ii.
PEM and Semmel shall next be paid a Management Fee in the amount of $50,000 for PEM and $50,000 for Semmel for the first venue, $37,500 for PEM and $12,500 for Semmel for the second venue, and $25,000 for PEM and $7,500 for Semmel for each subsequent venue; and

iii.	For each Tour Event, Tour Event Net Profits (after the deductions in Section 7(b)I and ii. above) shall be distributed as follows:

1.
Until Cumulative Tour Profits (all Tour Event Net Profits from a single or multiple Tour Events) equal or exceed $1,075,000, the first $1,075,000 in Cumulative Tour Profits shall be allocated seventy percent (70%) to Semmel and thirty percent (30%) to PEM; and

2.
after the distributions provided in (b)(ii)(1) have exceed $1,075,000,  each additional dollar in a Tour Event Revenue Pool and each dollar in every subsequent Tour Event Revenue Pool, shall be allocated fifty percent (50%) to Semmel and fifty percent (50%) to PEM.

iv.
In the event that both parties agree to conduct a Tour Event in a Venue that requires PEM to take on more financial risk than contemplated in this Agreement (i.e. a so-called “self-run”), then both parties will negotiate in good faith a mutually agreeable division of Tour Event Net Profits for such Tour Event and confirm such new division in an amendment or rider to this Agreement.

8.
Merchandise Profits.  The parties agree that revenues from the sale of merchandise (as provided in Section 6 herein) shall be divided as follows.  Merchandise Revenue shall be the sum of (a) through (c) below:

(a) For Tour Events where the Merchandise Store is operated by PM, Semmel shall be paid ten percent (10%) of Gross Merchandise Revenue.  “Gross Merchandise Revenue” shall be defined as all revenues from operation of the Merchandise Store less only credit card processing fees, taxes and customer returns;

(b) For Tour Events where the Merchandise Store is operated by an entity other than PM, Semmel and PEM shall each receive fifty percent (50%) of Third Party Merchandise Revenue.  “Third Party Merchandise Revenue” shall be any amounts paid to PEM by the Venue related to the sale of merchandise (which, for the avoidance of doubt, are after payment by the Venue to the party operating the Merchandise Store); and

(c) For sales through the Online Merchandise Store operated by PM, Semmel shall be paid ten percent (10%) of Gross Online Merchandise Revenue.  “Gross Online Merchandise Revenue” shall be defined as all revenues from operation of the Online Merchandise Store less only credit card processing fees, taxes and customer returns.

9.
Timing of Payments., Each party shall be entitled to payment of expenses covered in a Recoupable Budget within forty five (45) calendar days of submission of an invoice.  Unless the parties otherwise agree in writing, the parties shall be entitled to be paid amounts owing to it under Sections 7 and 8 forty five (45) days after the end of each Tour Event.  Funds received by PEM from the venue or merchandise companies shall be held in a segregated bank account by PEM, and all payments of expenses in accordance with this Agreement shall be paid from such account.  Prior to the final settlement of any Venue, distributions of profits will be made upon the mutual agreement of PEM and Semmel, with the parties anticipating that funds will be distributed monthly.  In the event of a bankruptcy or criminal conduct of a Venue, PEM will notify Semmel immediately and neither party shall be entitled to payments for that Tour Event unless otherwise agreed to by the parties in writing. The parties will agree on remedial actions in such a case, e.g. closing an exhibition, taking common legal measures against the venue and trying to recoup possible losses in a following tour city. Payments, if any, made in such an event will be used to cover actual tour costs (the Recoupable Budget).

10.	Manner of Payments. All payments to Semmel shall be made by wire transfer in accordance with the instructions provided by Semmel.

11.	Accountings /Tour Settlement /Audit.

(a) Semmel, at its own expense, shall have the right to have a representative participate in all Tour Event settlements upon request and PEM shall provide documentation evidencing Tour Event attendance upon Semmel request.

(b) PEM shall provide Semmel with a written settlement for each Tour Event and in connection with any other payments under this Agreement, which shall contain the itemized calculation of Tour Event Profit and Merchandise Revenue.

(c) PEM shall keep complete, detailed and accurate books and records of all revenue in respect of the Exhibition and Tour Events and all Production Costs and Operating Costs.  Semmel shall keep complete, detailed and accurate books and records of all Semmel expenses in a Recoupable Budget. During the Term and for twelve (12) months thereafter, each of the parties shall provide the other party, upon reasonable notice, with full and complete access during regular business hours at such party’s normal place of business to such party’s Exhibit-related books and records to inspect and copy, and to perform, at the discretion and expense of the other party, audits or reviews of such books and records. Upon request by either Party, the Party that exercises the audit right may select an independent, mutually agreeable third party to conduct the audit and report the results to PEM and to Semmel.  The Party that exercises its right to audit shall bear all costs of any such independent, third-party auditor it requests.  Each Party shall fully cooperate in any audit conducted under this section of this Agreement.

12.	Representations and Warranties of PEM. PEM hereby represents and warrants that:

(a) PEM is a valid and existing limited liability company in good standing in the State of Florida and it has the right and the complete authority to enter into this Agreement and to undertake the obligations set forth herein.

(b) This Agreement has been duly executed by PEM and is enforceable against PEM in accordance with its terms.

(c) Merchandise, websites related to any Exhibit and additional marketing material as provided by PEM in accordance with Section 3. (c) do not violate third party rights and/or applicable law.

(d) PEM has taken all steps necessary to secure the underlying intellectual property rights necessary to perform their obligations under this Agreement and PEM is aware of no claim by any person, or occurrence which with the passage of time would result in a default by PEM of any obligations it owes to any party in connection with such intellectual property rights that conflicts with PEM’s unfettered and unencumbered exclusive rights to present the Semmel Assets in connection with Exhibit A.

(e) PEM warrants that it shall comply, and shall ensure that its officers, directors, employees, and agents comply, with all federal, state, county, and municipal laws, rules, regulations, and ordinances applicable to the performance of its obligations set forth in this Agreement.  This obligation includes (but is not limited to) compliance with all laws, rules, regulations, and ordinances related to the U.S. Foreign Corrupt Practices Act and other international anti-corruption laws.  In no event shall Semmel be obligated under this Agreement to take or assume any responsibility or liability for any action or omit to take any action that Semmel believes, in good faith, would cause Semmel to violate any applicable law or any U.S. laws.

(f)  PEM represents and warrants that it is aware of and understands the U.S. Foreign Corrupt Practices Act ("FCPA").  PEM undertakes to refrain from any activity in connection with this Agreement that would constitute a violation of the FCPA or any other applicable anti-corruption law, regardless of U.S. jurisdiction over such activity.

(g) To PEM’s knowledge, as of the effective date of this Agreement, neither PEM nor any officer, director, employee, or agent acting for or on its behalf has paid, offered, promised to pay, or authorized the payment of, directly or indirectly, any prohibited payment in connection with the award or performance of this Agreement.

(h)  PEM shall establish and maintain accurate books and records, and prepare its statements of accounts in accordance with generally accepted accounting principles.  Among other things, PEM shall: (1) make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect any transactions, payments, or disbursements related to the provision of services pursuant to this Agreement; and (2) devise and maintain a system of internal controls sufficient to provide reasonable assurances that any transactions, payments, or disbursements comply with this Agreement and all laws, rules, regulations, and ordinances applicable to the performance of PEM’s services herein.

(i)  Upon reasonable notice, PEM agrees that Semmel shall have the right to audit PEM’s books and records to satisfy itself of ongoing compliance with law and this Agreement.  Any such audit shall be paid for by Semmel and performed by individuals selected by Semmel; however, upon request by PEM, the parties may select an independent, mutually agreeable third party to conduct an audit and report the results to Semmel and to PEM.  PEM shall bear all costs of any such independent, third-party auditor it requests.  PEM shall fully cooperate in any audit conducted under this section of this Agreement.

(j)  Notwithstanding any other provision of this Agreement, PEM will notify Semmel in writing if PEM has or should have any reason to suspect that a breach of Section 13 of this Agreement has occurred or may occur.  PEM shall indemnify and hold Semmel harmless against any and all claims, losses, or damages arising from: (i) the termination of this Agreement pursuant to a breach of Section 13 of this Agreement; and (ii) the conduct of PEM or any of its officers, directors, employees, or agents acting for or on its behalf that constitutes a breach of Section 13 of this Agreement or that led to PEM’s termination.

13.	Representations and Warranties of Semmel. Semmel hereby represents and warrants that:

(a) Semmel is a valid and existing company in good standing in Germany and it has the right and the complete authority to enter into this Agreement and to undertake the obligations set forth herein.

(b) This Agreement has been duly executed by Semmel and is enforceable against Semmel in accordance with its terms.

(c) Semmel owns all right, title and interest in and to the Semmel Assets and all other assets used in the Exhibition, free and clear of any security interests, liens, mortgages, pledges, conditional sale and other title retention agreements, assessments, covenants, restrictions, commitments, liens, charges and encumbrances, obligations, liabilities and other burdens of every nature, other than as indicated specifically on Exhibit A.

(d) Semmel has taken all steps necessary to secure the underlying intellectual property rights necessary to perform their obligations under this Agreement and Semmel is aware of no claim by any person, or occurrence which with the passage of time would result in a default by Semmel of any obligations it owes to any party in connection with such intellectual property rights that conflicts with Semmel’s unfettered and unencumbered exclusive rights to present the Semmel Assets in connection with Exhibit A.

(e)  Semmel warrants that it shall comply, and shall ensure that its officers, directors, employees, and agents comply, with all federal, state, county, and municipal laws, rules, regulations, and ordinances applicable to the performance of its obligations set forth in this Agreement.  This obligation includes (but is not limited to) compliance with all laws, rules, regulations, and ordinances related to the U.S. Foreign Corrupt Practices Act and other international anti-corruption laws.  In no event shall PEM be obligated under this Agreement to take or assume any responsibility or liability for any action or omit to take any action that PEM believes, in good faith, would cause PEM to violate any applicable law or any U.S. laws.

(f)  Semmel represents and warrants that it is aware of and understands the U.S. Foreign Corrupt Practices Act ("FCPA").  Semmel undertakes to refrain from any activity in connection with this Agreement that would constitute a violation of the FCPA or any other applicable anti-corruption law, regardless of U.S. jurisdiction over such activity.

(g)  In performing this Agreement, neither Semmel nor any of its officers, directors, employees, or agents acting for or on its behalf shall give, offer, pay, promise to pay, or otherwise authorize the payment of, directly or indirectly, any money or anything of value to any “foreign official” for the purpose of influencing any act or decision of such official or of any government or to secure any improper advantage in obtaining or retaining business for or with, or directing business to, any person (any such act being a “prohibited payment”).

(i)  A “foreign official” means (1) any officer or employee of a non-United States government or any department, agency, or instrumentality thereof (including any entity that is majority-owned or otherwise controlled by any of the foregoing), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality, or any such public international organization, or (2) any non-United States political party or official thereof or any candidate for non-United States political office.

(h)  To Semmel’s knowledge, as of the effective date of this Agreement, neither Semmel nor any officer, director, employee, or agent acting for or on its behalf has paid, offered, promised to pay, or authorized the payment of, directly or indirectly, any prohibited payment in connection with the award or performance of this Agreement.

(i)  Semmel represents and warrants that, as of the effective date of this agreement, none of its officers, directors, employees, or agents acting for or on its behalf are (or will become while such an officer, director, employee, or agent) a foreign official and that, if after the effective date of this Agreement and to the knowledge of Semmel, any such persons become a foreign official, then Semmel will promptly inform PEM in writing.

(j)  Semmel shall establish and maintain accurate books and records, and prepare its statements of accounts in accordance with generally accepted accounting principles.  Among other things, Semmel shall: (1) make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect any transactions, payments, or disbursements related to the provision of services pursuant to this Agreement; and (2) devise and maintain a system of internal controls sufficient to provide reasonable assurances that any transactions, payments, or disbursements comply with this Agreement and all laws, rules, regulations, and ordinances applicable to the performance of Semmel’s services herein.

(k)  Upon reasonable notice, Semmel agrees that PEM shall have the right to audit Semmel’s books and records to satisfy itself of ongoing compliance with law and this Agreement.  Any such audit shall be paid for by PEM and performed by individuals selected by PEM; however, upon request by Semmel, the parties may select an independent, mutually agreeable third party to conduct an audit and report the results to PEM and to Semmel.  Semmel shall bear all costs of any such independent, third-party auditor it requests.  Semmel shall fully cooperate in any audit conducted under this section of this Agreement.

(l)  Any payment due to Semmel under this Agreement shall be made exclusively by bank wire transfer to a bank account of Semmel, which bears the identical name used by Semmel or Semmel’s named entities in this Agreement, at a designated bank in the United States or Europe, or by check made payable to Semmel for delivery in the United States at the same address or addresses used by Semmel or Semmel’s named entities in this Agreement.  In no event shall PEM pay, give, lend, reimburse, or otherwise provide Semmel or any person or entity designated by Semmel with any form of cash currency. This applies mutis mutandis in favor of Semmel.

(m)  Notwithstanding any other provision of this Agreement, Semmel will notify PEM in writing if Semmel has or should have any reason to suspect that a breach of Section 13 of this Agreement has occurred or may occur.  Semmel shall indemnify and hold PEM harmless against any and all claims, losses, or damages arising from: (i) the termination of this Agreement pursuant to a breach of Section 13 of this Agreement; and (ii) the conduct of Semmel or any of its officers, directors, employees, or agents acting for or on its behalf that constitutes a breach of Section 13 of this Agreement or that led to Semmel’s termination.

14.	Intellectual Property Rights.

(a) The parties hereby grant each other a non-exclusive, non-transferable, royalty-free, limited license to use, display and otherwise distribute each of the other party’s trademarks, service marks, logos, or trade names (collectively, the “Marks”) solely in connection with each party’s promotion obligations hereunder, if any; provided, however, that such Marks shall be used, displayed and otherwise distributed only in a form and manner as has been specifically approved in advance by the party owning such Mark.   All use of the other party’s Marks shall inure to the benefit of the owner of such Marks.

(b) To the extent the Existing Semmel Assets include any Marks or other intellectual property of Semmel, Semmel hereby grants PEM a perpetual, non-exclusive, worldwide license to use such Marks or other intellectual property in such Existing Semmel Assets.

(c) Following the conclusion of the Tour, all property and assets, excluding any assets provided by PEM, as well as all intellectual property created in connection with the Exhibit shall be the sole property of Semmel.

15.	Indemnities.

(a) Semmel agrees to indemnify, defend and hold harmless PEM and its subsidiaries, parent companies, affiliates, agents and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that PEM may reasonably incur or be liable for as a result of any third party claim, suit or proceeding made or brought against PEM based upon, arising out of, or in connection with Semmel’s: (i) breach of any of its duties or obligations hereunder, (ii) representation made under this Agreement; or (iii) negligence or willful misconduct in connection with the Tour.

(b) PEM agrees to indemnify, defend and hold harmless Semmel and its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, suits and expenses that Semmel may incur or be liable for as a result of any claim, suit or proceeding made or brought against Semmel based upon, arising out of, or in connection with PEM’s: (i) breach of any of its duties or obligations hereunder, (ii) representation made under this Agreement, or (iii) negligence or willful misconduct in connection with the Tour.

(c) Each party shall give the other party prompt notice of any claim or suit coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor’s prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

16.	Termination.

(a) Subject to Section 11 below, if any party (the “Defaulting Party”) fails to substantially perform its obligations hereunder and such failure to perform is not covered by a Force Majeure event, as hereinafter defined in Section 11, in a manner that results in material harm, loss or other damage to the other party (“Event of Default”), and if curable, such Event of Default is not cured within ten (20) business days after receipt by the Defaulting Party of written notice thereof, or longer as the parties may mutually agree upon in writing, then the other party may terminate this Agreement by giving ten (10) days’ written notice thereof to the Defaulting Party. The right to terminate this Agreement shall be in addition to and not in lieu of any other remedies available in law or equity. Neither PEM nor Semmel shall be obligated to reschedule a Tour Event that is cancelled as the result of the other party’s acts or omissions that are not legally excused; provided, however, that the parties shall use commercially reasonable efforts to mitigate any damages resulting from such other party’s breach of this Agreement.

(b) Notwithstanding any other provision of this Agreement, PEM or Semmel may terminate this Agreement, upon six (6) months prior written notice to the other party, if the Tour Events scheduled have resulted in more than a four (4) month period during which the Exhibit was not open to the public in any given year of the agreement.  Notwithstanding any termination of this Agreement by Semmel pursuant to this section, Semmel shall fulfill its obligations as set forth in this Agreement with regard to any Tour Event which has previously been approved by Semmel in accordance with Section 3 herein, and the terms of this Agreement shall apply to such Tour Event.  The aforementioned obligation applies mutis mutandis for PEM in case PEM terminates the Agreement.

(c) Any obligations that accrue prior to the termination of the Agreement or the earlier termination of any Applicable Term shall survive the termination of the Agreement.

(d) The parties shall document by written and photographic record the condition of the Semmel Assets at the beginning and end of the Tour.  PEM shall deliver to Semmel possession of the Semmel Assets in its “as is” and “where is” condition after the completion of the Term.   In the event of damage to the Semmel Assets during the Term, rather than normal wear and tear, to the extent such damage is not covered by insurance on the objects, the parties shall fund any out of pocket costs incurred for such repair with 50% paid (or reimbursed) by PEM and 50% paid (or reimbursed) by Semmel.  As clarification, the costs of normal repair and maintenance shall be included as Operating Costs pursuant to Section 4(f)(ii).

17.	Cancellation from Force Majeure.

(a) Notwithstanding anything else contained in this Agreement, if a Force Majeure Event prevents the presentation of one or more Tour Events in the manner required by or reasonably expected under the terms of this Agreement, then absent a mutual agreement to the contrary, (i) such Tour Event shall be canceled, (ii) neither party hereto shall be in default of its obligations by reason of such cancellation, (iii) both parties hereto shall use all commercially reasonable efforts to reschedule such Tour Event at a mutually agreeable time and place and (iv) each party shall be responsible for its own expenses.  Similarly, no party shall be in default of any obligation under this Agreement if its performance of such obligation is rendered impossible by reason of a Force Majeure Event.

(b) If a Force Majeure Event should result in a cancellation of the entire remaining schedule of Tour Events in a Tour and the Tour Events cannot be re-scheduled within six (6) months after the originally scheduled dates, and the parties are unable to mutually approve the rescheduling of any portion of such Tour for dates later than six (6) months after the originally scheduled dates in a mutually acceptable manner, acting reasonably, then either party hereto may, after exercising all commercially reasonable efforts to reschedule such Tour Event(s), either terminate this Agreement by providing notice thereof to the other party hereto.

(c) As used herein, the term “Force Majeure Event” shall mean the occurrence of an event outside the reasonable control of the party claiming the protection of the Force Majeure Event such as an act or regulation of public authority, fire, riot or civil commotion, lockout or strike or other labor dispute, terrorist acts, acts or declarations of war, disease, epidemic, substantial interruption in, or substantial delay or failure of, technical facilities, failure or substantial delay of necessary transportation services, war conditions, emergencies, or acts of God. Notwithstanding the foregoing, poor weather conditions shall not constitute a “Force Majeure Event” unless such conditions prevent the attendance by or adversely affect the safety of ticketholders and persons reasonably necessary to carry out a Tour Event.

18.	Insurance.

(a) Cancellation Coverage. Each party hereto may acquire an insurance policy to cover its risk of loss that would arise in the event of cancellation of the Tour Events. The terms of the policies and any claims made thereunder in respect of the above requirements shall be subject to each party's approval, acting reasonably.  For the purposes of clarity, (i) each party shall be responsible for the respective cost of its own policy; and (ii) subject to the foregoing and the Indemnification provisions of this Agreement (Section 13), each party shall be entitled for its own account to the payment of any claim proceeds under its own policy.  The parties agree to cooperate with each other with respect to the other’s procurement of insurance and/or claims made under their respective policies, including without limitation, providing each other relevant documents and medical information and documents as reasonably requested by their respective insurance carriers.

(b) Liability and Worker’s Compensation Coverage. PEM agrees to obtain and maintain during the Term appropriate commercial general liability insurance with limits of no less than US $2,000,000 per occurrence and in the aggregate, worker's compensation insurance for its employees in accordance with legal requirements, and automobile insurance as may be warranted. Semmel agrees to obtain and maintain during the Term appropriate commercial general liability insurance with limits of no less than US $2,000,000 per occurrence and in the aggregate, worker's compensation insurance for its employees in accordance with legal requirements, and automobile insurance as may be warranted.

(c) Property Coverage for the Assets.  Notwithstanding the provisions of Section 18(a), PEM shall obtain and maintain during the Term property insurance covering the Assets. The parties shall agree to work in good faith to determine commercially reasonable valuations of the inventory to be used for insurance purposes. Semmel shall be named as an additional insured on such policy.

19.
Confidentiality. Information shared between the parties shall be maintained in strictest confidence and shall not be used by the receiving party except in connection with such party’s performance of its obligations hereunder or as otherwise required by law; provided however, if such information is already generally known to the public or the receiving party (except if known by the receiving party by reason of a violation of confidentiality obligations to which such information was subject), such information shall not be subject to the foregoing obligation to maintain it in confidence. The terms of this Agreement and information shared between the parties shall be kept confidential except to the extent necessary to enforce the terms hereof or as required to comply with the law (such as for example, pursuant to a court order, investor due-diligence or where a party must disclose such information pursuant to federal securities laws or to a tax advisor or accountant for purposes of preparing tax returns or financial statements).

20.	Miscellaneous.

(a) Integrated Agreement.  This Agreement, with its Exhibits, is intended by the parties to be the complete and final expression of their agreement, and is specifically intended to be an integrated contract with respect to the matters affected herein.  Each party agrees that any prior negotiations, statements, representations or agreements with respect to the subject matter herein are merged in and superseded by this Agreement, and that such party has not relied on any representation or promise, oral or otherwise, which is not set forth in this Agreement. This Agreement may not be modified or amended except by a writing signed by the party to be bound.

(b) Agreement Not Assignable. Except as provided herein, no party hereto may assign its rights or obligations under and during the Term of this Agreement to any other person or entity without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(c) Binding on Successors. Without limiting the restrictions contained in Section 14(b) above, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, representatives and assigns of the parties.

(d) Attorneys’ Fees. Each of the parties shall bear its own attorneys’ fees in connection with the preparation of this Agreement Should either Party bring an action against the other Party, both Parties are responsible for paying their respective attorneys’ fees and the prevailing Party shall have no right to recover such attorneys’ fees from the other Party.

(e) Survival of Representations. The representations, warranties and indemnification provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Term.

(f) Approval Rights.  Unless expressly stated otherwise herein, no party may withhold, delay or condition approval unreasonably with respect to any matter for which such party’s approval is required by this Agreement.  If a party is expressly given sole and/or exclusive discretion to approve or disapprove any matter, such party may withhold, delay or condition approval unreasonably.

(g) Future Cooperation.  This Agreement and all documents, certificates and instruments executed or to be executed by the parties hereto in furtherance of the transactions contemplated by this Agreement have been or will be duly authorized, executed and delivered by the applicable party, and each constitutes or shall constitute a legal, valid and binding agreement enforceable against the applicable party in accordance with its terms.

(h) Governing Law; Forum Selection Clause.  This Agreement, and the parties’ conduct arising out of or related to it, shall be governed by Georgia law, without regard to its choice of law rules.  Any dispute arising out of or related to this Agreement shall  be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by one arbitrator appointed in accordance with said Rules. The place of arbitration shall be Zurich, Switzerland, the language of arbitration shall be English.

(i) Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement; provided that the material terms of this Agreement can be given their intended effect without the invalid provisions, and to this extent the provisions of this Agreement are declared to be severable.

(j) Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

(k) Non Agency. Nothing contained in this Agreement constitutes or creates an agency relationship, a partnership or a joint venture between or among the parties and the parties intend their relationship to be that of independent contractors.

(l) Taxes. Each of the parties shall be responsible for paying its own income taxes. To the extent PEM is legally required to make any withholdings from payments owing to Semmel, the amount withheld shall be treated as though the same was actually paid to Semmel.

(m)  Notices. All notices (“Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, must be in writing, and shall be deemed duly given or made (a) upon delivery or refusal of such delivery of such notice by a recognized courier service; (b) upon personal delivery (which shall be deemed to have been given upon delivery); (c) upon delivery by email (including pdf or other electronic format of delivery);  or (d) upon delivery by fax machine capable of confirming receipt, and in each case addressed as follows (to the extent such address is applicable to the mode of delivery)(or at such other address for a party as shall be specified in a notice so given):

Semmel: Christoph Scholz Am Mühlgraben 70 95445 Bayreuth Germany Phone +49 921 746 00 - 0, direct - 691 Mobile +49 173 386 88 05 Fax +49 921 746 00 769 E-Mail: scholz.christoph@semmel.de	To PEM: PREMIER EXHIBITION MANAGEMENT, LLC 3340 Peachtree Road NE, Suite 900 Atlanta, Georgia 30326 Attention: Chief Financial Officer Tel: (404) 842-2665 Fax: (404) 348-0180 Email: mlittle@prxi.com

(n) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and facsimile copies or photocopies (and/or pdf or other electronic format) of signatures shall be as valid as originals.

IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

Semmel Concerts GmbH		PREMIER EXHIBITION MANAGEMENT, LLC

By:	/s/ Dieter Semmelmann	By:	/s/ Samuel S. Weiser
	Dieter Semmelmann, CEO		Samuel S. Weiser, Chief Executive Officer